Exhibit 23.3

Consent of Independent Petroleum Engineers

June 9, 2003

XTO Energy Inc.

810 Houston Street, Suite 2000

Fort Worth, Texas 76102

The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report regarding the XTO Energy Inc. Proved Reserves and Future Net Revenues as of December 31, 2002, which is included in XTO Energy Inc.’s Form 10-K for the year ended December 31, 2002 and incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-105752 on Form S-4 of XTO Energy Inc.

MILLER AND LENTS, LTD.

By:	/s/ James Pearson James Pearson, Chairman